Exhibit 10(z)

RETIREMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 25 day of September, 2015 by and between Lawrence E. Hyatt (the “Executive”) and Cracker Barrel Old Country Store, Inc., (together with its subsidiaries and affiliates hereinafter referred to as the “Company”);
W I T N E S S E T H:
WHEREAS, the Executive is currently employed as the Senior Vice President and Chief Financial Officer of the Company; and
WHEREAS, effective January 3, 2016, the Executive will be eligible to retire and receive benefits under certain compensation programs of the Company under the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (the “Omnibus Plan”), including the FY 2014, FY 2015 and FY 2016 market stock unit awards and FY 2015 and FY 2016 long-term performance plans (collectively, the “LTI Awards”);
WHEREAS, the Executive has previously received a bonus opportunity award under the Cracker Barrel Old Country Store, Inc. and Subsidiaries FY 2016 Annual Bonus Plan (the “2016 ABP”) and an award (the “2013 Restricted Stock Award”) of 3,000 restricted shares of the Company’s $0.01 par value common stock granted pursuant to an award notice dated July 31, 2013; and
WHEREAS, the Executive has indicated his desire to retire and to leave all positions with the Company, effective not earlier than January 8, 2016 or later than August 5, 2016, and
WHEREAS, the Company wishes to secure Executive's continuing services for a period of time beginning on January 8, 2016 and not to extend later than August 5, 2016 and to provide certain other benefits to Executive in view of his valuable service to the Company; and
WHEREAS, it is the desire of the Company and the Executive to set forth herein their mutual agreement with respect to all matters relating to (i) the Executive's retirement and resignation as an officer of the Company, (ii) the terms under which Executive will continue to serve as an employee of the Company through the date of his retirement and (iii) clarify the treatment of the Executive’s compensatory awards, including his potential award under the 2016 ABP and the 2013 Restricted Stock Award, in light of the Executive’s pending retirement, all upon the terms set forth herein;
NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:
1.                  Company Notice; Retirement Date.  The Company shall provide the Executive with written notice promptly following its employment of a new chief financial officer to serve as the Executive’s successor (the “Successor Notice”), which notice shall specify the date on which such successor will assume the duties of the Company’s chief financial officer (the “Successor Effective Date”).   If the Successor Effective Date set forth in the Successor Notice is:

(a)            on or before December 11, 2015, then the Executive shall resign as the Senior Vice President and Chief Financial Officer of the Company and all other positions with the Company (including, for the avoidance of doubt, its subsidiaries) as of the Successor Effective Date but shall remain a Vice President of the Company, reporting to and having such duties as may be assigned to him from time to time by the Chief Executive Officer of the Company, until his retirement from the Company, which shall take place on January 3, 2016;
(b)           after December 11, 2015 but on or before April 29, 2016, then the Executive shall resign as the Senior Vice President and Chief Financial Officer of the Company and all other positions with the Company (including, for the avoidance of doubt, its subsidiaries) as of the Successor Effective Date but shall remain a Vice President of the Company, reporting to and having such duties as may be assigned to him from time to time by the Chief Executive Officer of the Company, until his retirement from the Company, which shall take place on the date that is four (4) weeks after the Successor Effective Date; or
(c)            after April 29, 2016, then the Executive shall resign as the Senior Vice President and Chief Financial Officer of the Company and all other positions with the Company (including, for the avoidance of doubt, its subsidiaries) as of the Successor Effective Date but shall remain a Vice President of the Company, reporting to and having such duties as may be assigned to him from time to time by the Chief Executive Officer of the Company, until his retirement from the Company, which shall take place on August 5, 2016.
2.                    Payments and Compensation Awards.
(a)            Base Salary.  The Executive shall continue to be paid his applicable base salary through the later to occur of January 8, 2016 or the date that is four (4) weeks after the Successor Effective Date.  If he continues thereafter to remain employed by the Company pursuant to Section 1(c) hereof, he shall receive base salary at an annual rate of $52,000 until his retirement.
(b)            2016 ABP.  If the Executive’s retirement pursuant to Section 1 hereof occurs on or prior to March 18, 2016, then all of the Executive’s rights to an Annual Bonus (as defined in the 2016 ABP) with respect to fiscal 2016 shall be forfeited.  If, however, the Executive’s retirement occurs after March 18, 2016, then pursuant to Section 9.5(a) of the 2010 Omnibus Plan the Executive’s Eligible Bonus (as defined in the 2016 ABP), prorated based on the number of days from the beginning of the 2016 fiscal year through the date that is four (4) weeks after the Successor Effective Date, shall be paid to the Executive after the close of the Performance Period (as defined in the 2016 ABP) and the certification of the Performance Goal (as defined in the 2016 ABP) by the Compensation Committee of the Board of Directors of the Company at the same time all other bonus awards are paid to other senior executives of the Company under the 2016 ABP.  Executive's continued employment by the Company following the date that is four (4) weeks after the Successor Effective Date pursuant to Section 1(c) shall not count toward the proration of any Eligible Bonus to be paid to him under the 2016 ABP pursuant to this Section 2(b).

(c)            2013 Restricted Stock Award.  If the Executive’s retirement pursuant to Section 1 hereof occurs on or prior to May 27, 2016, then all of the Executive’s rights to the 2013 Restricted Stock Award shall be forfeited.  If, however, the Executive’s retirement occurs after May 27, 2016, then, for the avoidance of doubt, the Executive’s continued service as a Vice President of the Company pursuant to Section 1(c) hereof shall constitute continued employment with the Company for purposes of vesting of the 2013 Restricted Stock Award pursuant to Section 3 of the applicable award notice therefore.
(d)            Other Compensatory Awards; the LTI Awards; Benefits.  Except as specifically provided herein, the vesting and/or exercisability of all equity incentive awards granted to the Executive shall be governed by the terms of the award notices or similar agreements applicable to such awards.  Without limiting the foregoing, it is acknowledged and agreed by the Executive and the Company that the LTI Awards shall be prorated based on the number of days from the beginning of the applicable performance period for each LTI Award through the later of (i) January 8, 2016 or (ii) the date that is four (4) weeks after the Successor Effective Date.  Conversely, Executive's continued employment by the Company following the date that is four (4) weeks after the Successor Effective Date pursuant to Section 1(c) shall not count toward the proration of any LTI Award.  In addition, through the date of his retirement from the Company pursuant to Section 1, in addition to the benefits specifically provided for herein, the Executive shall remain entitled to participate in those benefit plans that are maintained by the Company for senior executive officers, including provision of all group health and life insurance benefits for the Executive and his dependents at the same level as for other the Company senior level executives.
3.                  Application of Code Section 409A.  The Company shall report all payments and other benefits paid or provided pursuant to Section 2 3 of this Agreement to the extent required by, and in accordance with, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event that the Company or the Executive reasonably and in good faith determines that any payment to be made or benefit to be provided to the Executive hereunder would result in the application of Section 409A, the Company shall, in consultation with the Executive, modify the Agreement to the extent possible and in the least restrictive manner reasonably available in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under such statutory provision and without any diminution in the value of the payments to the Executive.  Notwithstanding the foregoing, under no circumstance shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A, or for any interest on account of any delay in payment deemed necessary to comply with Section 409A. To the extent any reimbursements or in- kind benefits due to the Executive  constitute "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

4.                   Successors.  This Agreement shall inure to the benefit of and be enforceable by the Executive and by the Executive's personal or legal representatives, executors and administrators and by the Company and its successors and assigns.  In the event of the death or disability of the Executive while any amounts are payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Executive to receive such amounts or, if no person is so designated, to the Executive's estate or personal representative, as the case may be.  The effect of the death or disability of the Executive on the Potential Options and the Restricted Shares shall be determined by reference to the terms of the applicable plans and agreements for those matters including, without limitation, the Omnibus Plan.
5.                   Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.
6.                   Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
7.                   Amendments.  Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement signed by both of the parties hereto.
8.                   Governing Law.  This Agreement shall be governed by the laws of the State of Tennessee without regard to the conflict of law principles of any jurisdiction.
9.                    Legally Binding.  The terms of this Agreement contained herein are contractual and not mere recitals.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have voluntarily caused the execution of this Agreement as of the date first written above.

The Executive:

/s/Lawrence E. Hyatt
Lawrence E. Hyatt

The Company:

CRACKER BARREL OLD COUNTRY STORE, INC.
By:	/s/Beverly K. Carmichael
Name:	Beverly K. Carmichael
Title:	Senior Vice President and Chief People Officer